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CUSIP No. 141834 10 1                                              Page 12 of 17



EXHIBIT C

                                                                  EXECUTION COPY

                                    AGREEMENT

     THIS AGREEMENT is made the 31st day of March, 1998, by and among CARIBBEAN CIGAR COMPANY, a Florida corporation (the "Company"), Ronald G. Farrell, having an address at ________________________________________ ("Farrell"), Kevin Doyle,
having an address at 8305 N.W. 27th Street, Miami, Florida 33122 (" Doyle") and each of the other directors of the Company.

                                    RECITALS:

     A. WHEREAS Farrell has knowledge and experience in general management and raising capital;

     B. WHEREAS the Company, following due deliberation by its Board of Directors, and the Stockholders believe it would benefit the Company and the Stockholders if Farrell became Chairman and Chief Executive Officer of the Company and assisted the Company in raising capital on the terms set forth herein;

     NOW, THEREFORE, in consideration of the premises and the material covenants and conditions contained herein, the Company, the Stockholders and Farrell agree as follows:

          1. Appointment as Chairman and President/Chief Executive Officer.

          (a) Effective upon the execution and delivery of this Agreement, Doyle shall resign as Chairman and President/Chief Executive Officer ("CEO") of the Company, and the Company shall elect Farrell as Chairman and President/CEO. For the fiscal year beginning April 1, (i) 1998, Farrell shall be paid an annual salary of $78,000, commencing July 1, 1998, and (ii) 1999, Farrell shall be paid an annual salary of $156,000. In connection therewith, Farrell shall enter into an employment agreement in form, scope and substance satisfactory to Farrell and the Company.

          (b) As promptly as practicable following the execution and delivery of this Agreement, the Company will make all necessary filings with the Securities and Exchange Commission (the "Commission") in connection with Farrell's election as Chairman and President/CEO. Until the Company shall have received gross proceeds of at least $1,000,000 from the sale of the Private Placement Shares (as hereinafter defined), Farrell agrees that the Company's primary business shall remain the manufacturing, sale and distribution of cigars.


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CUSIP No. 141834 10 1                                              Page 13 of 17



          2. Agreements Relating to Doyle.

          (a) Doyle and the Company shall enter into an employment agreement (the "Doyle Employment Agreement") in form, scope and substance reasonably satisfactory to Doyle and Company. The Doyle Employment Agreement shall (i) be for a term of two years, and shall automatically renew for one year periods, unless terminated for cause, (ii) provide for a base salary of $156,000 and
(iii) entitle Doyle to participate in or receive the same benefits he presently receives. Doyle's title shall be Executive Vice President/Founder.

          (b) Concurrently with the execution and delivery of this Agreement, Doyle and Farrell shall enter into an agreement in form, scope and substance satisfactory to Doyle and Farrell (i) prohibiting Doyle from selling or transferring any shares of common stock, par value $0.001 per share (the "Common Stock") of the Company, which Doyle currently owns for a period of one year after the date of such agreement without the prior written consent of Farrell and (ii) granting Farrell the right for two years to vote any shares of the Company's Common Stock owned by Doyle as of the date of such agreement or hereafter acquired by Doyle.

          3. Additional Capital.

          (a) Concurrently with the execution and delivery of this Agreement, the Company agrees to sell to Farrell 1,250,000 shares of Common Stock at a price of $0.40 per share (the "Initial Shares"). Farrell shall pay for such shares by executing and delivering to the Company a note, payable 18 months following the date of this Agreement in the amount of $500,000 (the "First Stock Note"). Until the First Stock Note has been paid in full, the Initial Shares shall be pledged to the Company pursuant to a pledge agreement in form and substance reasonably satisfactory to the Company and Farrell.

          (b) Subject to the approval of the Company's stockholders, the Company agrees to sell to Farrell an additional 1,250,000 shares of Common Stock at a price of $0.40 per share (the "Additional Shares"). Farrell shall pay for the Additional Shares by executing and delivering to the Company a note, payable 18 months following the date of this agreement in the amount of $500,000 (the "Second Stock Note"). Until the Second Stock Note has been paid in full, the Additional Shares shall be pledged to the Company pursuant to a pledge agreement in form and substance reasonably satisfactory to the Company and Farrell.

          (c) Farrell may at any time or from time to time prepay the First Stock Note or the Second Stock Note without premium or penalty. Upon any such prepayment, the Company shall release from the applicable pledge a number of shares of Initial Shares or Additional Shares equal to the amount of such prepayment divided by $.40.

          (d) Promptly following the executing and delivery of this Agreement, but in any event pursuant to an exemption from registration under the Act, the Company shall use its


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CUSIP No. 141834 10 1                                              Page 14 of 17



best efforts to sell no less than 2,500,000 shares of the Common Stock at a price of not less than $0.40 per share (the "Private Placement Shares"). Farrell agrees that he or any entity designated by him and reasonably acceptable to the Company (the "Guarantor") will purchase not less than 625,000 of the Private Placement Shares, provided, however, that the obligation of the Guarantor hereunder shall not exceed $250,000. Farrell agrees that the net proceeds from the sale of the Private Placement Shares shall be used in the Company's cigar business.

          (e) As promptly as possible following the execution and delivery of this Agreement, the Company shall offer its existing creditors known as the "Bridge Note" holders the opportunity to convert the unpaid principal amounts of and all accrued but unpaid interest on such Bridge Notes into shares of Common Stock at a price of $0.40 per share.

          4. Further Corporate Action

          (a) The Company agrees to take all necessary corporate action to authorize and approve the sale of the Initial Shares, the Additional Shares and the Private Placement Shares and the conversion of the Bridge Notes into Common Stock. Such actions shall include, without limitation (i) making any necessary filings with the Commission, (ii) holding a meeting of its stockholders to approve the sale of the Initial Shares, the Additional Shares and the Private Placement Shares, and (iii) seeking stockholder approval to increase the number of authorized shares of Common Stock to 25,000,000 shares.

          (b) At such time as the Company shall have received not less than $1,000,000 from the sale of the Private Placement Shares, each of the directors of the Company as to the date hereof agrees to resign as a director, and Farrell shall have the right to designate new directors (the "New Directors") to fill the vacancies created thereby.

          5. Representations, Warranties and Covenants of Farrell. Farrell represents and warrants:

          (a) Farrell is an "accredited investor" within the meaning of Rule 501 promulgated under the Act, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and the risks of this investment. Farrell is acquiring the Initial Shares, the Additional Shares and any Private Placement Shares he may acquire (collectively, the "Securities") for his own account for investment purposes only and not with a view to the distribution or resale thereof. Farrell will not sell or transfer any of the Securities in violation of applicable federal, state or foreign securities laws. Farrell agrees not to sell any of the Securities for at least one year following the date of this Agreement.


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CUSIP No. 141834 10 1                                              Page 15 of 17



          (b) Prior to the purchase of the Securities, Farrell had the opportunity to ask questions and receive answers from the Company and its representatives concerning the Company and the terms and conditions of the sale of the Securities.

          (c) In connection with the acquisition by Farrell of the Securities, Farrell acknowledges that he has received, read, understands and is familiar with:

              (i) the Company's Annual report (Form 10-KSB) filed with the Commission for the fiscal year ended March 31, 1997; and

              (ii) Quarterly Reports (Form 10-KSB) filed with the Commission for the quarters ended June 30, 1997 (as amended), September 30, 1997 and December 31, 1997.

Farrell further acknowledges that, except (i) for the projections and other financial information provided to Farrell by the Company, (ii) as set forth in this Agreement and (iii) such reports and other public information statements made available to Farrell by the Company, no representations or warranties have been made to Farrell or Farrell's advisors by the Company, or by any person acting on behalf of the Company, with respect to the offer or sale of the Securities and/or the economic, tax, or any other aspects or consequences of a purchase of the Securities and/or the investment made thereby. Further, Farrell has not relied upon any information concerning the Company, written or oral, other than (i) the projections and other financial information provided to Farrell by the Company, (ii) that contained in this Agreement and (iii) the aforementioned reports and public information statements.

          (d) Farrell acknowledges that any Securities issued to him pursuant to this Agreement will be "restricted securities" within the meaning of the Securities Act of 1933, as amended (the "Act"), and will bear a legend restricting their transferability in accordance with the Act.

          6. Additional Employment Agreements. As promptly as practicable following the date of this Agreement, the Company shall enter into employment agreements with Edward C. Williams, Norman Buck and any executive sales staff hired with Norman Buck.

          7. Retention of Professionals. The Company shall retain Ernst & Young as the independent auditors for the Company (if such firm will accept the engagement) and the law firm of Holland & Knight as its outside legal counsel (provide such firm can advise the Company that it can accept the engagement without having conflicts of interest). In the event that either of such firms cannot act for the Company for any reason, or Farrell determines not to engage either firm, Farrell shall have the right to designate the legal counsel and independent auditors for the Company.


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CUSIP No. 141834 10 1                                              Page 16 of 17



          8. Further Assurances. The parties hereto agree to negotiate in good faith to agree on the terms of, and to execute and deliver, any and all such further instruments and documents that are contemplated by this Agreement, but which are drafted and/or negotiated as of the date hereof, all with a view to providing each party to this with the full benefits thereof.

          9. Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          10. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF FLORIDA. THIS AGREEMENT MAY NOT BE CHANGED ORALLY BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

          11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   CARIBBEAN CIGAR COMPANY


                                   By:  /s/ Kevin Doyle
                                      ------------------------------------------
                                   Title:   President
                                         ---------------------------------------



                                        /s/ Ronald G. Farrell
                                   ---------------------------------------------
                                        Ronald G. Farrell



                                        /s/ Kevin Doyle
                                   ---------------------------------------------
                                        Kevin Doyle



                                        /s/ Edward C. Williams
                                   ---------------------------------------------
                                        Edward C. Williams,
                                        as a director of the Company


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CUSIP No. 141834 10 1                                              Page 17 of 17




                                        /s/ Curtis Zimmerman
                                   ---------------------------------------------
                                        Curtis Zimmerman,
                                        as a director of the Company



                                        /s/ Stephen Wertheimer
                                   ---------------------------------------------
                                        Stephen Wertheimer,
                                        as a director of the Company